Exhibit 21.1

List of Subsidiaries of Registrant

Subsidiary	Jurisdiction of Incorporation or Organization
Monte Rosa Therapeutics AG	Switzerland
Monte Rosa Therapeutics Securities Corp.	Massachusetts